                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*

                            Patterson Dental Company
                      ------------------------------------
                                (Name of Issuer)

                            Common Stock $.01 par value
                      ------------------------------------
                         (Title of Class of Securities)

                                  703412 10 6
                                  -----------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement. [_] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (2/92)

                               Page 1 of 4 pages

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-----------------------                                  ---------------------
  CUSIP NO. 703412 10 6            13G                    PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Peter L. Frechette
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2
      (a) [_]
      (b) [_]
                Not applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          1,986,528
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          850
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,986,528

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                               -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
            1,987,378
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

             9.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

             IN
------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!


                           Page 2 of 4 pages
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Item 1.

      (a)      Name of Issuer:

               Patterson Dental Company

      (b)      Address of Issuer's Principal Executive Office:

               1031 Mendota Heights Road
               St. Paul, Minnesota  55120
Item 2.

      (a)      Name of Person Filing:

               Peter L. Frechette

      (b)      Address of Principal Business Office:

               1031 Mendota Heights Road
               St. Paul, Minnesota  55120

      (c)      Citizenship:

               U.S.A.

      (d)      Title of Class of Securities:

               Common Stock, $.01 par value

      (e)      CUSIP Number:

               703412 10 6

Item 3.        Not Applicable

Item 4.        Ownership

      (a)      Amount beneficially owned as of December 31, 1996

               1,987,378

      (b)      Percent of Class:

               9.2%

                                  Page 3 of 4 pages
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           (c)  Number of Shares as to Which Such Person Has:

                (i)   Sole power to vote or direct the vote

                      1,899,000

                (ii)  Shared power to vote or direct the vote

                       815

                (iii) Sole power to dispose or direct the disposition
                      of:

                      1,899,000

                (iv) Shared power to dispose or direct the disposition of:

                      -0-

Item 5.         Not applicable

Item 6. The shares listed in response to Item 4(a) include 815 shares of Common Stock allocated to the Patterson Dental Company Employee Stock Ownership Plan ("ESOP") account of the reporting person. With respect to such shares, First Trust, N.A., as trustee for the ESOP, has the right to receive and the power to direct the receipt of dividends therefrom.

Item 7.         Not applicable

Item 8.         Not applicable

Item 9.         Not applicable

Item 10.        Not applicable

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        Dated:  February 28, 1997



                                         /s/ Ronald E. Ezerski
                                        -----------------------
                                        Ronald E. Ezerski

                               Page 4 of 4 pages